Exhibit 99.04
Page 1
Southern Company
EPS Earnings Analysis

Description	Three Months Ended March 2020 vs. 2019

Retail Sales	$0.01

Retail Revenue Impacts	0.10

Weather	(0.02)

Other Operating Revenues	(0.01)

Non-Fuel O&M	0.01

Depreciation and Amortization, Interest Expense, Other	(0.07)

Income Taxes	0.05

Total Traditional Electric Operating Companies	$0.07

Southern Power	—

Southern Company Gas	0.03

Parent and Other	(0.01)

Increase in Shares	(0.01)

Total Change in EPS (Excluding Items)	$0.08

Acquisition and Disposition Impacts[1]	(1.24)

Estimated Loss on Plants Under Construction[2]	—

Wholesale Gas Services[3]	(0.03)

Total Change in EPS (As Reported)	$(1.19)
- See Notes on the following page.

Exhibit 99.04

Southern Company
EPS Earnings Analysis
Three Months Ended March 2020 vs. March 2019
Notes
(1)
Acquisition and disposition impacts included in earnings for the three months ended March 31, 2020 primarily include a $39 million pre-tax gain ($23 million after-tax) on the sale of Plant Mankato and for the three months ended March 31, 2019 primarily include a preliminary $2.5 billion pre-tax gain ($1.3 billion after tax) on the sale of Gulf Power Company.

(2)
Earnings for the three months ended March 31, 2020 and 2019 include charges, associated legal expenses, and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to substantially complete mine reclamation activities in 2020 and dismantlement of the abandoned gasifier-related assets and site restoration activities in 2024. The additional pre-tax period and closure costs associated with these activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, are estimated to total up to $27 million for the remainder of 2020, $15 million to $17 million annually in 2021 through 2023, and $5 million in 2024.

(3)
Earnings for the three months ended March 31, 2020 and 2019 include Wholesale Gas Services business results. Presenting earnings and earnings per share excluding Wholesale Gas Services provides an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.